Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-225303

May 27, 2020

FINAL TERM SHEET

Dated May 27, 2020

The Hershey Company

$300,000,000 0.900% Notes Due JUNE 1, 2025

$350,000,000 1.700% Notes Due JUNE 1, 2030

$350,000,000 2.650% Notes Due JUNE 1, 2050

Name of Issuer:	The Hershey Company

Title of Securities:	0.900% Notes due June 1, 2025 (the “2025 Notes”)
1.700% Notes due June 1, 2030 (the “2030 Notes”)
2.650% Notes due June 1, 2050 (the “2050 Notes” and, together with the 2025 Notes and the 2030 Notes, the “Notes”)

Aggregate Principal Amount:	2025 Notes: $300,000,000
2030 Notes: $350,000,000
2050 Notes: $350,000,000

Issue Price (Price to Public):	2025 Notes: 99.815% of principal amount
2030 Notes: 99.771% of principal amount
2050 Notes: 99.671% of principal amount

Maturity Date:	2025 Notes: June 1, 2025
2030 Notes: June 1, 2030
2050 Notes: June 1, 2050

Coupon (Interest Rate):	2025 Notes: 0.900%
2030 Notes: 1.700%
2050 Notes: 2.650%

Benchmark Treasury:	2025 Notes: UST 0.375% due April 30, 2025
2030 Notes: UST 0.625% due May 15, 2030
2050 Notes: UST 2.000% due February 15, 2050

Spread to Benchmark Treasury:	2025 Notes: T+60 basis points (0.600%)
2030 Notes: T+105 basis points (1.050%)
2050 Notes: T+125 basis points (1.250%)

Benchmark Treasury Price and Yield:	2025 Notes: 100-05¾;0.338%
2030 Notes: 99-16+;0.675%
2050 Notes: 114-04;1.416%

Yield to Maturity:	2025 Notes: 0.938%
2030 Notes: 1.725%
2050 Notes: 2.666%

Interest Payment Dates:	June 1 and December 1 of each year, commencing on December 1, 2020

Interest Payment Record Dates:	May 15 and November 15 of each year, commencing on November 15, 2020

Redemption Provisions:	2025 Notes: Prior to May 1, 2025, we may redeem the 2025 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2025 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable “Make-Whole Amount” (Treasury plus 10 basis points).

At any time on or after May 1, 2025, we may redeem the 2025 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2030 Notes: Prior to March 1, 2030, we may redeem the 2030 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2030 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable “Make-Whole Amount” (Treasury plus 20 basis points).

At any time on or after March 1, 2030, we may redeem the 2030 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2050 Notes: Prior to December 1, 2049, we may redeem the 2050 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2050 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable “Make-Whole Amount” (Treasury plus 20 basis points).

At any time on or after December 1, 2049, we may redeem the 2050 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	Registration Statement No. 333-225303

Net Proceeds to The Hershey Company
(before expenses):	$991,804,500

Settlement Date*:	T+3 days; June 1, 2020

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
PNC Capital Markets LLC

Co-Managers:	Santander Investment Securities Inc.
U.S. Bancorp Investments, Inc.
CIBC World Markets Corp.
Banco Bradesco BBI S.A.
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC

CUSIP:	2025 Notes: 427866 BF4
2030 Notes: 427866 BE7
2050 Notes: 427866 BG2

ISIN:	2025 Notes: US427866BF42
2030 Notes: US427866BE76
2050 Notes: US427866BG25

Ratings**:	A1 (Stable) / A (Stable) (Moody’s / S&P)

The offer and sale of the Securities to which this final term sheet relates have been registered by The Hershey Company by means of a registration statement on Form S-3 (SEC File No. 333-225303).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at (800) 294-1322, Citigroup Global Markets Inc. toll free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533 or RBC Capital Markets, LLC toll free at (866) 375-6829.

*Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that the Notes initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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